UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TICC CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

TPG Specialty Lending, Inc.

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TPG Specialty Lending, Inc. (“TSLX”) has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes against TICC Capital Corp.’s (the “Company”) proposal to approve a new advisory agreement between the Company and TICC Management, LLC, to take effect upon a change of control of TICC Management, LLC, and certain related proposals, at a special meeting of stockholders of the Company scheduled to be held on October 27, 2015.

On September 21, 2015, TSLX issued the following press release:

TPG Specialty Lending, Inc. Sends Letter to TICC Capital Corp. Stockholders Outlining Merits of Proposal

Highlights Superior Value of TSLX’s Proposal that Provides Immediate, Substantial and Sustainable Value to TICC Stockholders

Underscores the Chance for Stockholders to Send a Clear Message that it is Time for an End to TICC’s Failed Leadership

Urges TICC Stockholders to Vote Against All Proposals at Upcoming Special Meeting of Stockholders on October 27, 2015

NEW YORK—(BUSINESS WIRE) – Sep. 21, 2015 – TPG Specialty Lending, Inc. (“TSLX”; NYSE: TSLX), a specialty finance company focused on lending to middle-market companies, filed its preliminary proxy with the U.S. Securities and Exchange Commission (“SEC”) on September 18, 2015 and today sent a letter to all stockholders of TICC Capital Corp. (“TICC”; Nasdaq: TICC).

The letter urges TICC stockholders to vote against the management proposals regarding TICC’s proposed transaction to change its external manager at the upcoming special meeting of stockholders on October 27, 2015. In the letter, TSLX demonstrated that stockholders have a clear choice: send a message to the TICC board that stockholders want the immediate, substantial and sustainable value offered by the TSLX proposal and do not want to reward an external manager.

A copy of the letter follows:

Dear Fellow TICC Stockholders:

I write to you today on behalf of TPG Specialty Lending, Inc. (“TSLX”), a publicly traded specialty finance company focused on lending to middle-market companies. We are reaching out to you, our fellow stockholders, because you will soon be asked to make an important decision that will have tremendous impact on the value of your investment in TICC Capital Corp (“TICC”). Specifically, this is a powerful opportunity to tell the board of directors that you, the stockholders, are fed up with their poor management and value destructive actions and that change is necessary.

Recently, our organization presented TICC’s special committee with a proposal to acquire TICC in a transaction that would have delivered to you, TICC’s owners, shares of TSLX stock with a value of $7.50 for each share of TICC stock you own. Our proposal represented a 20% premium to TICC’s undisturbed stock price and offered TICC stockholders the opportunity to participate in the future value creation of our industry-leading platform. This proposal that delivers immediate and long-term value to you, the stockholders, was rejected by the TICC special committee without engaging in any substantive dialogue with us.

Instead of presenting you with a transaction that will generate substantial and immediate value for stockholders, TICC’s board has asked you to approve a proposal to change its external manager that rewards its external manager while providing NO immediate or certain value to stockholders. According to industry analysts, the proposal by TICC’s board to change TICC’s external manager from TICC Management, LLC to Benefit Street Partners, LLC is estimated to generate $60 million in payments to TICC Management, LLC that could have gone to TICC stockholders.

We note that if the external manager was no longer interested in managing the assets, as the Benefit Street Partner transaction indicates, the most stockholder friendly move would be to have sold the portfolio and delivered the proceeds to stockholders. That did not happen. In our view, the value destroyed as part of the proposed Benefit Street transaction is only further proof that the Board has once again put stockholders as a lesser priority.

As a company that puts stockholder value first and as a fellow stockholder in TICC, we strongly believe that the proposal to change external managers to Benefit Street Partners is vastly inferior to our proposal to combine TSLX and TICC. To defend the value of your and our investments, we intend to solicit proxies of TICC shareholders in opposition to the proposals to be considered at the upcoming special meeting of stockholders on October 27, 2015. On September 18, 2015, we filed a preliminary proxy statement and accompanying GOLD proxy card with the SEC, and we plan to distribute each to stockholders once they have been cleared by the SEC. In the meantime, do not sign or return a WHITE proxy card that you receive from TICC or if you do, vote AGAINST the management proposals.

Not only will a vote against the Benefit Street Partners transaction stop this inferior proposal from moving forward, but it will also send a clear message to the TICC special committee to put stockholders first and engage with TSLX on our highly compelling proposal.

As a stock-for-stock transaction, TICC stockholders would gain the opportunity to participate in the future value creation of our industry-leading platform led by a seasoned management team with a track record of market-beating stockholder returns. We believe this is a highly compelling opportunity for TICC stockholders as you have seen a total stockholder return of -16% in 2014 while TSLX stockholders have enjoyed a total stockholder return of 14.7%, which represents 30% outperformance versus TICC.

After making our proposal public, we were excited to see and hear that fellow investors, the market and third-parties echoed our excitement in this transaction and immediately recognized the value of our proposal. We urge stockholders to consider the below comments from leading equity analysts and fellow TICC stockholders regarding our proposal:

•	“TSLX trumped BSP’s offer, in our view, by presenting TICC’s board with a proposal that would provide a 20% premium to shareholders.” - Cantor Fitzgerald, September 16, 2015

•	“I find TPG’s offer the most compelling, given that it provides an opportunity for TICC Capital investors to exit with an immediate return.” - Mercer Capital Advisers Inc., September 16, 2015

•	“We believe that TSLX management has performed well for shareholders and their offer represents an attractive premium to TICC shareholders in the immediate future.” - PM at large investment manager in NYC cited in Wells Fargo report, September 17, 2015

•	“TSLX has done the industry a favor by forcing this choice and presenting a visible example of how shareholders can seek to unlock value.” – Analyst/PM at a large NYC based investment manager, cited in Wells Fargo report, September 17, 2015

•	“The TSLX offer presents shareholders a strong premium stock price.” – Wells Fargo analyst, September 17, 2015

•	“Per TSLX’s commentary their offer was designed to ‘enter into constructive discussions’ with the Board… If ultimately the Board pushes the BSP offer through, this is another black eye for the BDC industry regarding shareholder returns vs. management compensation.” - Keefe, Bruyette & Woods, September 16, 2015

Because we are offering TSLX stock as part of our proposal, we recognize it is vital for you to understand the strength and growth prospects of our business. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners (“TSSP”), which with over $12 billion of assets under management, is the dedicated special situations and credit platform of TPG, a global private investment firm with over $74 billion of assets under management. TSSP employs 133 professionals across four offices representing the full complement of sourcing, underwriting and asset management across credit disciplines.

Not only has our business delivered outstanding returns for stockholders, we feel we have achieved our success by abiding by our core belief of putting stockholder value first. This is reflected in our highly transparent governance, commitment to a stable, predictable dividend policy, and our pioneering of stockholder buybacks in the Business Development Company sector. Jeff Davis, Managing Director at Mercer Capital Advisers, called TSLX “one of the best-managed companies in the industry.”

A critical part of our focus on value is our approach to dividends. This is a core aspect of the investment opportunity for our sector but also an issue that is too often misunderstood or mismanaged. Our belief is that business development companies should maintain consistent dividends that are well covered by net investment income. Put simply, companies should only pay dividends that they can afford.

TSLX has earned net investment income in excess of its dividend every year since its inception. TICC’s net investment income, on the other hand, has consistently fallen short of the dividend that has been paid to its stockholders. This has caused TICC to incur excessive debt loads to fund the dividend, resulting in consistent reductions in TICC’s net asset value. In fact, at least two third-party analysts have indicated that they expect that TICC will have to cut its dividend to survive because maintaining a dividend that exceeds net investment income is simply unsustainable.

We think that a status quo TICC means an unsustainable dividend. With TSLX, we believe that TICC stockholders would gain confidence and visibility to a strong, durable and growing dividend. We expect to continue our dividend policy following any transaction and, to the extent we are successful in rotating the TICC portfolio into higher yielding investments, this policy would actually result in stockholders enjoying increased dividends.

As a fellow stockholder, you should know well that the unsustainable status quo is a situation produced entirely by the mismanagement of the current TICC Board of Directors. As we have shown and you have felt, the results of this failed leadership have been incredibly destructive to your investment and even the future viability of TICC as an investment vehicle. As experts in this area, we cannot understand why value-creating strategies such as stockholder buybacks or a shift in investment strategy have not been used. After years of destroying value, we were alarmed to see this board present a transaction that provides value to an external manager that has close ties to existing board members. Moves like this continue to put stockholders after the needs of a select few. We urge you to vote AGAINST the Benefit Street transaction and send a clear message that you are done with the board’s failed strategy and leadership. The time for change is now.

In the coming weeks, you will hear many conflicting viewpoints from TICC, Benefit Street and NexPoint Advisors, LP, another external manager that has also proposed to take over management of TICC’s assets. As a stockholder of TICC, we urge you to focus on what matters most to you: immediate, substantial and sustainable value. At this point, the only proposal that delivers immediate, substantial and sustainable value to stockholders is the TSLX proposal. Any debate over external managers is only a distraction from the simple, compelling facts of our proposal. As stockholders, you should push these other entities to clarify how you would directly and immediately benefit from transactions that pay external managers and board members instead of stockholders.

In the coming days, TSLX plans to distribute a definitive proxy statement and accompanying GOLD proxy card to shareholders once they have been cleared by the SEC. Do not sign or return any WHITE proxy cards you receive from TICC or, if you do, vote AGAINST the management proposals.

We remain steadfast in our pursuit of this highly compelling proposal for TICC and feel passionately that our proposal is in the best interest of stockholders. YOUR VOTE CAN HELP UNLOCK THIS VALUE FOR STOCKHOLDERS. By voting AGAINST the proposals related to the Benefit Street Partners transaction you will send a clear message to the TICC special committee that stockholders are fed up with its value destructive leadership and demand that the special committee engage on our highly compelling proposal.

Sincerely,

Joshua Easterly

Chairman, Board of Directors

Co-Chief Executive Officer

Michael Fishman

Co-Chief Executive Officer

If you have any questions concerning this letter or TSLX’s proposal, please call MacKenzie Partners at one of the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

TPG@mackenziepartners.com

(212) 929-5500 (call collect)

or

TOLL-FREE (800) 322-2885

About TPG Specialty Lending

TPG Specialty Lending, Inc. (“TSLX”, or the “Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $12 billion of assets under management, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Contacts:

Investors

Robert Ollwerther

TPG Specialty Lending

212-430-4119

bollwerther@tpg.com

Lucy Lu

TPG Specialty Lending

212-601-4753

llu@tpg.com

Media

Luke Barrett

212-601-4752

lbarrett@tpg.com

Tom Johnson or Pat Tucker

Abernathy MacGregor

212-371-5999

tbj@abmac.com / pct@abmac.com

Forward-Looking Statements

Information set forth herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding TSLX proposed business combination transaction with TICC Capital Corp. (“TICC”) (including any financing required in connection with the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding TPG Specialty Lending, Inc.’s (“TSLX”, or the “Company”) (and TSLX and TICC’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements set forth herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of TSLX (and the combined businesses of TSLX and TICC), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of TSLX based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from TSLX’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TSLX is unable to predict or control, that may cause TSLX’s plans with respect to TICC, actual results or performance to differ materially from any plans, future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in TSLX’s filings with the Securities and Exchange Commission (“SEC”).

Risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether TSLX will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on TSLX’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals and any financing required in connection with the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of TICC’s businesses and operations with TSLX’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

In addition to these factors, other factors that may affect TSLX’s plans, results or stock price are set forth in TSLX’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

Many of these factors are beyond TSLX’s control. TSLX cautions investors that any forward-looking statements made by TSLX are not guarantees of future performance. TSLX disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Third Party-Sourced Statements and Information

Certain statements and information included in this communication have been sourced from third parties. TSLX does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. All information in this communication regarding TICC, including its businesses, operations and financial results, was obtained from public sources. While TSLX has no knowledge that any such information is inaccurate or incomplete, TSLX has not verified any of that information. TSLX reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. TSLX disclaims any obligation to update the data, information or opinions contained herein.

Proxy Solicitation Information

The information set forth herein is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. TSLX has filed a preliminary proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit votes at a special meeting of stockholders of TICC scheduled to be held on October 27, 2015 against (a) approval of the new advisory agreement between TICC and TICC Management, LLC (the “Adviser”), to take effect upon a change of control of the Adviser in connection with the entrance of the Adviser into a purchase agreement with an affiliate of Benefit Street Partners L.L.C. (“BSP”), pursuant to which BSP will acquire control of the Adviser, (b) the election of six directors nominated by TICC’s board of directors, and (c) the proposal to adjourn the meeting if necessary or appropriate to solicit additional votes.

TSLX STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE TSLX PROXY STATEMENT AND ITS OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH TSLX PROXY MATERIALS ARE AND WILL BECOME AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV AND AT TSLX’S WEBSITE AT HTTP://WWW.TPGSPECIALTYLENDING.COM. IN ADDITION, TSLX WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TSLX’S PROXY SOLICITOR AT TPG@MACKENZIEPARTNERS.COM.

The participant in the solicitation is TSLX and certain of its directors and executive officers may also be deemed to be participants in the solicitation. As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC.

Security holders may obtain information regarding the names, affiliations and interests of TSLX’s directors and executive officers in TSLX’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 10, 2015 and certain of its Current Reports on Form 8-K. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available. Source: TPG Specialty Lending, Inc.